EXHIBIT 10.41

Tiffany & Co. Executive Severance Plan
Approved September 20, 2018

1.	General

1.1.
Tiffany & Co., a Delaware corporation, hereby establishes a severance pay plan for its executive officers, to be known as the “Tiffany & Co. Executive Severance Plan,” as set forth in this document. The purpose of this Plan is to provide executive officers a severance benefit in the event of certain terminations of employment. This Plan is effective as of the date provided above.

1.2.	Capitalized terms used herein shall have the meanings provided herein or in the attached Appendix 1.

2.	Eligibility

2.1.
Subject to the additional conditions and limitations provided in this Section 2, a Senior Officer whose Termination Date occurs by reason of a Qualifying Termination will receive the benefits described in Section 3. A “Senior Officer” is an Employee who, at the time of such Termination, is (or within the twelve months prior to the Termination Date, was) an “executive officer” of Tiffany, having been designated as such by the Parent Board. A “Qualifying Termination” means, with respect to a Senior Officer, the involuntary termination of such Senior Officer’s employment without Cause, or such Senior Officer’s resignation for Good Reason. For the avoidance of doubt, a termination of employment that occurs by reason of death or disability shall not constitute a Qualifying Termination.

2.2.	In order to receive benefits under this Plan, a Senior Officer must:

2.2.1.	Execute, deliver and not revoke a Release in a form acceptable to Tiffany and within the time period specified by Tiffany.

2.2.2.
Execute, deliver and comply with a written instrument (or, for the avoidance of doubt, an amendment of a previously executed instrument) (such instrument, as amended where applicable, the “Covenants”), in a form acceptable to Tiffany, binding such Senior Officer to covenants providing for (a) non-competition, non-solicitation and no-hire obligations for the duration of the Severance Period, as well as (b) obligations with respect to confidentiality and cooperation in litigation and regulatory matters. The Covenants will provide that (i) upon a breach of the Senior Officer’s post-termination non-competition obligations, Tiffany shall not be obligated to commence or continue payment of the Salary Continuation Benefit, and (ii) upon a breach of any other obligation imposed by such Covenants, then (a) Tiffany will not be obligated to provide or continue to provide any of the Severance Benefits provided for herein, and (b) to the extent such Severance Benefits have already been provided, Tiffany will be entitled to recover or take action to cause the forfeiture of any Severance Benefits so provided.

2.3.
Notwithstanding any other provision of this Plan, a Senior Officer will not be entitled to benefits under this Plan if (i) a Change in Control has occurred, and (ii) such Senior Officer receives or is entitled to receive benefits under a Retention Agreement with Tiffany.

3.	Severance Benefits

3.1.
General. Subject to the provisions of Section 3.3 below, a Senior Officer for whom the eligibility requirements set out in Section 2 have been satisfied will receive the following (collectively, and together with the benefits set out in Section 3.2, “Severance Benefits”):

3.1.1.
Earned Compensation. Payment of (a) any earned but unpaid base salary and any accrued but unused vacation time through the Termination Date at the rate in effect at the time so earned; and (b) any earned but unpaid Incentive Award for any Fiscal Year completed prior to the Termination Date, payable at the same time that such awards are paid to Tiffany’s other executives for such prior Fiscal Year, and calculated based on actual individual and corporate performance.

3.1.2.
Salary Continuation Benefit. For the period shown below (“Severance Period”) corresponding to the most senior title held by the Senior Officer within the last 12 months preceding the Termination Date, Tiffany will continue to pay the Senior Officer’s base salary, in accordance with Tiffany’s normal payroll schedule and practices, based on the highest base salary in effect for the Senior Officer during the six months ending on the Termination Date. Such salary continuation payments will begin as soon as reasonably practicable following the Release Effective Date, and will thereafter be made in accordance with Tiffany’s normal payroll schedule and practices.

Title	Severance Period
Chief Executive Officer	24 months
Executive Vice President	18 months
Senior Vice President	15 months

To the extent a Senior Officer’s title does not fall clearly into one of the categories listed above, the Plan Administrator will determine the applicable Severance Period based upon the most relevant comparisons.

3.1.3.
Incentive Award Benefit. Tiffany will pay the Senior Officer the prorated portion of any Incentive Award provided to such Senior Officer for a performance period that includes the Fiscal Year in which the Termination Date occurs (the “Pending Year”), calculated by multiplying (1) the quotient obtained by dividing the number of days such Senior Officer was employed during the applicable performance period by the total number of days in the full performance period, by (2) the incentive award that would have been payable to such Senior Officer for the Pending Year if the Termination Date had not occurred, assuming the Committee had exercised its discretion to pay such award (a) as if any individual portion of such award had been achieved at target, and (b) based on the extent of Tiffany’s achievement of corporate performance measures, as determined by the Committee in accordance with the terms of the Employee Incentive Plan, the

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grants made thereunder and any agreement executed by Tiffany and the Senior Officer with respect to such Incentive Award. Such payment, if any is payable based on the foregoing, will be paid at the same time that such incentive payments are made to Tiffany’s other executive officers, or as soon as reasonably practicable following the Release Effective Date, whichever is later; provided, however, that in each case the payment will be made no later than March 15 of the calendar year following the calendar year in which the last day of the applicable performance period occurs.

3.1.4.
Health Insurance Benefit. Tiffany will pay the Senior Officer an amount equal to the COBRA cost of continuing medical coverage under the Company’s medical plan for the duration of the Health Insurance Benefit Period for the Senior Officer and his or her covered dependents enrolled in such plan as of the Termination Date; provided that the Senior Officer (a) elects to receive such continued coverage pursuant to a timely COBRA notice, and (b) submits to the Company documentation evidencing the fact that the Senior Officer has paid such costs. Notwithstanding the foregoing, Tiffany reserves the right to provide the Health Insurance Benefit under this Section 3.1.4 through any such other arrangement as it deems necessary. The “Health Insurance Benefit Period” means the period beginning on the Termination Date and ending on the earlier of (i) the end of the Severance Period, (ii) the date that is 18 months after the Termination Date and (iii) the date that the Senior Officer becomes eligible for substantially similar health insurance coverage with a subsequent employer.

3.1.5.
Life Insurance Benefit. If the Senor Officer owns an Executive Life Insurance Policy, and the Termination Date occurs after July 31 of the Pending Year, Tiffany will pay any premium on such Executive Life Insurance Policy that Tiffany would have paid during the Pending Year if the Termination Date had not occurred. For the avoidance of doubt, any premium that becomes payable in any year following the Pending Year will be the sole responsibility of the Senior Officer.

3.1.6.
Outplacement Services. If requested in writing by the Senior Officer by no later than the Release Effective Date, Tiffany will provide outplacement services to such Senior Officer through a provider selected by Tiffany for the period beginning on the Release Effective Date and ending on the one-year anniversary of the Release Effective Date.

3.2
Equity Benefit. Subject to the provisions of Section 3.2.4. and 3.3 below, a Senior Officer for whom the eligibility requirements set out in Section 2 have been satisfied will also receive the following benefits with respect to equity-based compensation granted under the Employee Incentive Plan:

3.2.1.
(a) Any stock option award, or any installment thereof, that would have become exercisable within twelve months of the Termination Date had a Qualifying Termination not occurred will become exercisable on the Termination Date, and (b) the exercise period of any stock option award that is vested but unexercised as of the Termination Date shall expire on the earlier of (i) the one-year anniversary

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of the Termination Date, or (ii) the ten-year anniversary of the date on which such award was granted.

3.2.2.	Any time-vesting restricted stock unit that would have vested within 12 months of the Termination Date will vest on the Termination Date.

3.2.3.
Any outstanding award of performance-based restricted stock units for which the performance period will end within 12 months of the Termination Date will continue to vest, with the number of units to be vested, if any, calculated by multiplying (1) the quotient obtained by dividing the number of days such Senior Officer was employed during the applicable performance period by the aggregate number of days in the full performance period, by (2) the number of units that would have vested for such performance period if the Termination Date had not occurred, based on actual performance as determined by the Committee in accordance with the terms of the Employee Incentive Plan and the applicable grant terms, such vesting to be determined and effected, and any resulting shares delivered, at the same time and in the same manner applicable to performance-based restricted stock units granted to Tiffany’s other executive officers.

3.2.4.
To the extent provision of the benefits described above in Sections 3.2.1 to 3.2.3 requires modification of the terms of any equity award, the Committee will take such action as may be necessary to effect such modification as soon as reasonably practicable following the Release Effective Date, and the Release shall accordingly provide that the provision of the Equity Benefit with respect to the award in question will become effective upon the Committee’s approval.

3.3	Offset of Benefits; Other.

3.3.1.
In the event a Senior Officer is entitled to cash severance benefits under an Employment Agreement as the result of the occurrence of his or her Termination Date: (i) if the aggregate amount of such cash severance benefits is greater than the aggregate amount of the Severance Benefits provided under Sections 3.1.1 (Earned Compensation), 3.1.2 (Salary Continuation Benefit) and 3.1.3 (Incentive Award Benefit), the Senior Officer shall receive only the cash severance benefits under the Employment Agreement, and (ii) if the aggregate amount of such cash severance benefits is less than the aggregate amount of the Severance Benefits provided under Sections 3.1.1, 3.1.2 and 3.1.3, the Senior Officer shall only receive the Severance Benefits provided under Sections 3.1.1, 3.1.2 and 3.1.3; provided further that if any portion of the cash severance benefits under the Senior Officer’s Employment Agreement is payable in a lump sum, then the Senior Officer shall receive the corresponding portion of the Severance Benefits provided under Section 3.1.1, 3.1.2 and/or 3.1.3 (as applicable) in a lump sum, to be paid on the payment date specified in the Senior Officer’s Employment Agreement for payment of such lump sum cash severance benefits.

3.3.2.
In the event a Senior Officer is entitled to non-cash severance benefits under an Employment Agreement or the terms applicable to any equity award as a result of the occurrence of his or her Termination Date (including without limitation the accelerated or continued vesting of any equity award, the extension of any stock option exercise period or payment or reimbursement of health care costs), the

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Severance Benefits provided under Sections 3.1.4 (Health Insurance Benefit), 3.1.5 (Life Insurance Benefit), 3.1.6 (Outplacement Services) and 3.2 (Equity Benefit) above shall only be provided to the extent they do not duplicate such benefit.

3.3.3.
In addition, the Severance Benefits will be offset to the extent that, as the result of a termination of employment, the Senior Officer is paid or becomes entitled to be paid (i) any compensation (whether deemed back pay or benefits) under the U.S. Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. §201 et seq., or under any comparable state law providing mandatory payments for plant closures, layoffs or relocations; or (ii) any payment pursuant to any statutory or regulatory scheme providing for severance payments or payments for garden leave or in lieu of notice.

3.3.4.
A Senior Officer may designate a beneficiary for purposes of this Plan by filing a written notice with the Corporate Secretary of Tiffany. In the event of a Senior Officer’s death following a Qualifying Termination, (a) the Severance Benefits set out in Sections 3.1.1 (Earned Compensation), 3.1.2 (Salary Continuation Benefit) and 3.1.3 (Incentive Award Benefit), if not yet paid to such Senior Officer, shall be paid to his or her designated beneficiary; or, if no such beneficiary is designated or the designated beneficiary dies before such Senior Officer, to such Senior Officer’s estate, (b) Tiffany shall no further obligation to provide the Severance Benefits under Sections 3.1.4 (Health Insurance Benefit), 3.1.5 (Life Insurance Benefit) and 3.1.6 (Outplacement Services), to the extent any such Benefits remain outstanding at the time of death and (c) Tiffany shall remain obligated to provide the Severance Benefits described in Section 3.2 (Equity Benefit), and the rights of any beneficiary or estate with respect to the affected equity grants shall be determined in accordance with the applicable grant terms. For the avoidance of doubt, a Senior Officer’s designation of a beneficiary hereunder shall not alter or otherwise affect any designation of a beneficiary that such Senior Officer has made or shall make pursuant to the terms of any equity grant.

4.	Claim Procedures

4.1.
The Plan Administrator will make all determinations as to whether an Employee is a Senior Officer under the Plan, and as to the extent of the Severance Benefits available to any Senior Officer under the Plan.

4.2.
If a current or former Employee believes he or she is a Senior Officer entitled to Severance Benefits under the Plan, he or she must deliver a written claim (“Claim”) to the Plan Administrator. If a Claim is wholly or partially denied, it must be so denied within a reasonable period of time, but not later than 90 days after the Plan Administrator’s receipt of the Claim. This initial 90-day period shall begin at the time the Claim is delivered, without regard to whether all the information necessary to make a benefit determination accompanies the filing. If the Plan Administrator determines that special circumstances require an extension of time for processing the Claim, the Plan Administrator shall furnish written notice of the extension of the claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special

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circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period.

4.3.
The whole or partial denial of a Claim must be contained in a written notice stating the following: (a) the specific reason for the denial, (b) specific reference to the Plan provision on which the denial is based, (c) a description of additional information needed from the claimant to support the Claim, if any, and an explanation of why such material is necessary, and (d) a description of this Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

4.4.
The claimant will have 60 days from receipt of the written notice required by Section 4.3 to request a review of the denial by the Plan Administrator, who shall provide a full and fair review. The request for review must be written and submitted to the Plan Administrator. The claimant may submit issues and comments in writing. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her Claim. The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request seeking review of the denial, unless special circumstances require an extension (such as for a hearing). This initial 60-day period shall begin at the time a request for review is submitted, without regard to whether all the information necessary to make a benefit determination on review accompanies the submission. If the Plan Administrator determines that special circumstances require an extension of time for processing the review, the Plan Administrator shall furnish written notice of the extension to the claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstance requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. In no event shall the extension exceed a period of 60 days from the end of the initial 60-day period. The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.5.
The whole or partial denial of a Claim following a review conducted in accordance with Section 4.4 must be contained in a written notice stating the following: (a) the specific reasons for the adverse determination; (b) reference to the specific Plan provisions on which the adverse determination is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claim, and (d) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

4.6.
All notices and decisions under this Section 4 shall be provided in writing and written in a manner calculated to be understood by the claimant. The Plan Administrator shall take all necessary steps to ensure and verify that benefit determinations made under this Section 4 are made in accordance with this Plan and that the Plan provisions are applied consistently with respect to similarly situated claimants. Nothing in this Section 4 shall

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be construed to preclude an authorized representative of a claimant from acting on behalf of such claimant in pursuing a Claim or review of a whole or partial denial, provided that the claimant provides written authorization to the Plan Administrator identifying such representative, signed by the claimant under the seal of notary, prior to the authorized representative acting on his or her behalf.

5.	Amendment, Termination and Administration of the Plan

5.1.
The Plan may be amended in whole or in part, or terminated, by action of the Committee at any time; provided, however, that any amendment that has a material, adverse effect on Senior Officers (other than an amendment required to comply with applicable law), and any action to terminate the Plan, shall only become effective as to the affected Senior Officers upon six months’ prior notice to such Senior Officers.

5.2.	The Plan shall be construed, regulated and administered under the laws of the State of New York unless and to the extent superseded by the federal law of the United States.

5.3.	The Committee shall serve as the Plan Administrator for the Plan.

5.4.
The administration of the Plan shall be under the supervision of the Plan Administrator. The Plan Administrator shall have full power to administer the Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator’s power will include, but will not be limited to, the following authority, in addition to other powers provided by the Plan:

5.4.1.
to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claim procedures that may be required by applicable provisions of law;

5.4.2.
to exercise discretion in interpreting the Plan, the Plan Administrator’s interpretations thereof to be final, conclusive and binding on all persons claiming Benefits under the Plan, subject to the review process described in Section 4.4;

5.4.3.
to exercise discretion in deciding all questions concerning the Plan and the eligibility of any person to Severance Benefits under the Plan, the Plan Administrator’s determinations therein to be final and conclusive on all persons claiming Severance Benefits under the Plan, subject to the review process described in Section 4.4;

5.4.4.	to appoint any agents, designees, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and

5.4.5.
to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, with any such allocation, delegation, or designation to be in writing.

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5.5.
For the avoidance of doubt, if making the following determinations under the Plan, neither the Plan Administrator nor any designee thereof shall be deemed to be acting as a fiduciary with respect to a Senior Officer or his or her dependents solely as a result of carrying out the following responsibilities on Tiffany’s behalf: (i) determining whether a document constitutes a Release and whether it has been duly executed, delivered and not revoked for purposes of this Plan, (ii) determining the maximum period that will be granted for executing, delivering and not revoking a Release or (iii) in making any determination as to Cause or Good Reason. The failure to mention any other determination of the Plan Administrator or its designee under the Plan in the foregoing sentence shall not be interpreted to suggest that such other determination is subject to fiduciary responsibilities; such responsibilities shall be imposed only under applicable law.

6.	Miscellaneous

6.1.
Severance Benefits under this Plan shall be paid from the general assets of Tiffany or an Employer, and the funds for the payment of such Severance Benefits shall remain subject to the claims of the general creditors of Tiffany or such Employer in the event of insolvency. This Plan is intended to be an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

6.2.	All records of the Plan shall be kept on the basis of a fiscal year ending January 31.

6.3.
Tiffany’s Corporate Secretary, as appointed by the Parent Board from time to time, is appointed the agent for service of legal process for the Plan. Legal process may be served at the following address: Tiffany & Co., 200 Fifth Avenue, New York, NY 10010 Attn: Legal Department. Any other communications with respect to the Plan should be sent to Tiffany & Co., 200 Fifth Avenue, New York, 10010, Attn: Senior Vice President, Chief Human Resources Officer.

6.4.
In the event that any provision of this Plan shall be declared illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.5.
The section headings and numbers are included for convenience of reference only and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural and the plural may be read as the singular. When used herein the masculine gender includes the feminine gender and the feminine gender includes the masculine; the neuter gender includes both the masculine and the feminine.

6.6.
The adoption of this Plan does not create a contract of employment, express or implied, with respect to any Employee. Nothing in this Plan is intended to limit or modify an Employee’s right to terminate his or her employment with Employer, or an Employer’s

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right to terminate the employment of an Employee, in each case at any time, for any reason or no reason and with or without prior notice, to the extent permitted by applicable law and any Employment Agreement.

6.7.
The payment or provision of any benefit under this Plan shall not constitute or be deemed to constitute an extension of the Senior Officer’s period of employment with an Employer beyond his or her Termination Date for any purpose, including but not limited to for the purpose of further vesting or accruals under any retirement plan, any stock option or restricted stock unit terms, agreements or plans, any bonus agreement or plan, or any vacation plan or policy.

6.8.	This Plan shall not limit Tiffany or its Affiliates with respect to the provision of additional severance benefits.

6.9.
Nothing stated in this Plan shall be interpreted to grant any Senior Officer any right to a bonus, incentive or other contingent payment to be made in respect of any fiscal or calendar year in which a termination of employment takes place, except as expressly stated in Section 3 above.

6.10.
Neither the Plan Administrator nor any designee thereof shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to fraud or willful misconduct; and Tiffany shall not be liable to any person for such action or inaction unless attributable to fraud or willful misconduct on the part of a director, officer or Employee of Tiffany.

6.11.
All amounts paid under this Plan will be subject to applicable federal, state and local withholding taxes. For the avoidance of doubt, in no event shall a Senior Officer be entitled under this Plan to a gross up from Tiffany to cover any tax, including without limitation the excise tax imposed by Section 4999 of the Code and interest or penalties with respect to such excise tax, to which such Senior Officer may be subject as a result of or in connection with the payment of Severance Benefits under this Plan.

6.12.
The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a Separation from Service. Notwithstanding the foregoing, Tiffany makes no representations that the payments provided under the Plan comply with Section 409A and in no event shall Tiffany be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by or on behalf of a

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Senior Officer on account of non-compliance with Section 409A. Notwithstanding anything herein to the contrary, if, on the Termination Date, a Senior Officer is a Specified Employee, and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then Tiffany will defer such payments until the date that is the first business day of the seventh month following the Termination Date (or the earliest date as is permitted under Section 409A). Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of a Senior Officer’s delivery of a Release, directly or indirectly, result in the Senior Officer designating the calendar year of payment of an amount subject to Section 409A, and if payment of such amount could be made in more than one taxable year, based on timing of the delivery of a Release, payment shall be made in the later taxable year.

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Appendix I - Definitions

“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

“Cause” shall mean termination of an Employee’s employment which is the result of:

(i)
The Employee’s conviction or plea of guilty or nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude or which would tend to subject Parent, Employer or any Affiliate of Parent or Employer to public criticism or to materially interfere with such Employee’s continued employment;

(ii)
The Employee's willful and material violation of (A) Parent’s Business Conduct Policy - Worldwide or (B) Parent’s Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, in each case as such policy may be amended from time to time;

(iii)
The Employee’s willful failure, or willful refusal, to substantially perform or attempt to substantially perform his or her duties or all such proper and achievable directives issued by such Employee’s manager or the Parent Board (other than any such failure resulting from incapacity due to physical or mental illness, any such actual or anticipated failure resulting from a resignation for Good Reason, or any such refusal made in good faith because such Employee believes such directives to be illegal, unethical or immoral), provided such Employee receives written notice demanding substantial performance and fails to comply within ten business days of such demand;

(iv)	The Employee’s gross negligence in the performance of such Employee’s duties and responsibilities that is materially injurious to Parent, Employer or any Affiliate of Parent or Employer;

(v)
The Employee’s willful breach of any material obligation that the Employee has to Parent, Employer or any Affiliate of Parent or Employer under any written agreement with Parent, Employer or such Affiliate;

(vi)	The Employee's fraud, dishonesty, or theft with regard to Parent, Employer or any Affiliate of Parent or Employer; and

(vii)	The Employee’s failure to reasonably cooperate in any investigation of alleged misconduct by such Employee or by any other Employee.

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For purposes of the foregoing, no act or failure to act on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by such Employee in bad faith toward, or without reasonable belief that his or her action or omission was in the best interests of, Parent, Employer or any Affiliate of Parent or Employer.

“Change in Control” shall mean the occurrence of any of the following:

(i)
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding (a) Parent or any of its Affiliates, (b) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (e) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Parent Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii)
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not, immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

(iv)
Assets representing fifty percent (50%) or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period), other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

    “Claim” shall have the meaning set out in Section 4.2.

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“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor act or provisions thereto.

“Committee” shall mean the Compensation Committee of the Parent Board and/or the Stock Option Subcommittee thereof.

“Covenants” shall have the meaning provided in Section 2.2.

“Employee” shall mean an employee of Parent or an Affiliate of Parent.

“Employee Incentive Plan” shall mean the Tiffany & Co. 2005 Employee Incentive Plan; or the 2014 Employee Incentive Plan or any replacement or successor plan, in each case as such plan may be amended from time to time.

“Employer” shall mean, with respect to any Employee, the Affiliate of Parent that employs such Senior Officer (or, if Parent is the Senior Officer’s employer, then it shall mean Parent).

“Employment Agreement” shall mean a written agreement or offer letter between a Senior Officer and an Employer.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor act or provisions thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act or provisions thereto.

“Executive Life Insurance Policy” means a whole life insurance policy provided to a Senior Officer by Tiffany prior to his or her Termination Date.

“Fiscal Year” shall mean each 12-month period ending January 31.

“Good Reason” shall mean any one or more of the following actions taken without an Employee’s consent:

(i)	a material adverse change in such Employee’s duties or responsibilities (other than such a change during a period of incapacity due to physical or mental illness);

(ii)
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of any agreement between Employer or Parent and such Employee;

(iii)	any other action or inaction that constitutes a material breach by Employer or Parent of any agreement between Participant and such Employee. For the

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avoidance of doubt, any payout of an Incentive Award or annual bonus for a given Fiscal Year which is less than the target shall not constitute Good Reason, provided that such lower payout is based upon the failure to meet pre-determined performance goals or a good faith determination by Employer or the Committee that Parent’s financial performance or such Employee’s personal performance did not warrant a greater payout;

(iv)	Parent’s failure to comply with the terms of any equity award granted to or required by contract to be granted to such Employee; or

(v)
the relocation of Employer’s office where such Employee was based to a location more than fifty (50) miles away, or should Employer require such Employee to be based more than fifty (50) miles away from such office (except for required travel on Employer’s business to an extent substantially consistent with Employee’s customary business travel obligations in the ordinary course of business).

Notwithstanding the foregoing, the Employee must give written notice to the Corporate Secretary of Parent of the occurrence of an event or condition that constitutes Good Reason no later than 90 days following the occurrence of such event or condition, and Employer shall have 30 days from the date on which such written notice is received to cure such event or condition.  If Employer is able to cure such event or condition within such 30-day period (or any longer period agreed upon in writing by Employee and Employer), such event or condition shall not constitute Good Reason hereunder.  If Employer fails to cure such event or condition, such Employee’s termination for Good Reason shall be effective immediately following the end of such 30-day cure period (or any such longer period agreed upon in writing by Employee and Employer).

“Health Insurance Benefit Period” shall have the meaning provided in Section 3.1.4.

“Incentive Award” means a cash award made under the Employee Incentive Plan, payment of which is contingent upon Tiffany’s fiscal performance, individual performance or a combination of both.

“Incumbent Board” shall have the meaning provided in sub-section (ii) of the definition entitled “Change in Control.”

“Parent” shall mean Tiffany & Co., a Delaware corporation.

“Parent Board” shall mean the Board of Directors of Parent.

“Pending Year” shall have the meaning provided in Section 3.1.2.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

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“Plan” shall mean this Tiffany & Co. Executive Severance Plan.

“Plan Administrator” shall mean the individual or committee appointed to administer the Plan pursuant to Section 5.3.

“Qualifying Termination” shall have the meaning provided in Section 2.1.

“Release” shall mean a written waiver and general release of claims given by a Senior Officer that (a) releases Parent, its current or former Affiliates, their present or former officers, directors or employees, any employee benefit plans of Parent or an Affiliate, any trusts and other funding vehicles established in connection with any such plans, and any current and former members of committees established under the terms of any such plans (collectively, “Releasees”), and (b) covers any and all claims that such Senior Officer may have against any of the Releasees, including without limitation, known and unknown claims arising out of, or in any way connected with the following: such Senior Officer’s employment by Employer prior to the date of such waiver and release, departure from employment or the manner in which it was communicated or handled, or treatment by the Releasees prior to the date of the agreement; any damages (emotional or physical, to reputation or otherwise) that such Senior Officer may have suffered prior to the date of such waiver and release; and any claims in the nature of discrimination on the basis of age, disability, citizenship, sex, race, religion, marital status, nationality, sexual orientation or any other basis whatsoever, including rights that such Senior Officer may have under state or federal law providing for paid or unpaid leave or to address claims of retaliation for the exercise of any legally protected right; (c) provided, however, that such waiver and release shall not extend to claims that are not permitted to be released under applicable law, or claims for vested benefits under this Plan or other any retirement, welfare or equity compensation plan.

“Release Effective Date” shall mean, with respect to a Release duly executed by a Senior Officer, the later of (a) the date such duly executed Release is timely delivered to Tiffany, and (b) if the Release provides a right of revocation, the date such right of revocation may no longer be exercised by such Senior Officer. For purposes of the foregoing, a Release will be “timely delivered” if delivered to Tiffany in the manner, to the address, and within the time period instructed in the Release or as otherwise communicated in writing to such Senior Officer.

“Salary Continuation Benefit” shall have the meaning provided in Section 3.1.2.

“Section 409A” shall have the meaning set out in Section 6.11.

“Senior Officer” shall have the meaning provided in Section 2.1.

“Separation from Service” shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

“Severance Benefits” shall have the meaning provided in Section 3.1.

“Severance Period” shall have the meaning provided in Section 3.1.1.

“Specified Employee” shall mean a “specified employee” as defined in Code Section 409A(a)(2)(B)(i).

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“Termination Date” shall mean the first day on which an Employee’s employment with an Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of employment between Employers unless such transfer otherwise effects a Qualifying Termination; and further provided that such employment shall not be considered terminated while such Employee is on a leave of absence approved by the Employer or required by applicable law. For purposes of this Plan, if, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent and the Employee’s employment is not transferred to another Employer, the occurrence of such transaction shall be treated as the Termination Date, and the Employee’s employment will be deemed to have been involuntarily terminated without Cause.

“Tiffany” shall have the same meaning as “Parent.”

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